UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                                (Amendment No. 5)



                             Zoom Telephonics, Inc.
____________________________________________________________________
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                 98976E 10 3
____________________________________________________________________
                                 (CUSIP Number)

CUSIP NO. 98976E 10 3



 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Peter Robin Kramer

___________________________________________________________
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

              N/A
___________________________________________________________

 3    SEC USE ONLY


___________________________________________________________

 4    CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.

___________________________________________________________

                            5    SOLE VOTING POWER

       NUMBER OF                    481,449 shares
         SHARES             _______________________________

      BENEFICIALLY
        OWNED BY            6    SHARED VOTING POWER
          EACH
       REPORTING                         0 shares
                            _______________________________
         PERSON
          WITH              7    SOLE DISPOSITIVE POWER

                                     481,449 shares
                            _______________________________

                            8    SHARED DISPOSITIVE POWER

                                         0 shares

______________________________________________________________________________
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 481,449 shares
______________________________________________________________________________

  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                 N/A
______________________________________________________________________________

  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                6.4%
______________________________________________________________________________

  12    TYPE OF REPORT*

                IN
______________________________________________________________________________

Item 1(a)

Name of Issuer:  Zoom Telephonics, Inc.

Item 1(b)

Address of Issuer's Principal Executive Offices:
207 South Street, Boston, Massachusetts 02111


Item 2(a)

Name of Person Filing:  Peter Robin Kramer

Item 2(b)

Address of Principal Business Office or, if none, Residence:
207 South Street, Boston, MA  02111

Item 2(c)

Citizenship:  USA

Item 2(d)

Title of Class of Securities:  Common Stock, no par value

Item 2(e)

CUSIP Number:  98976E 10 3


Item 3

Not Applicable


Item 4

Ownership:

        (a)     Amount Beneficially Owned: 21,000 + 460,449 = 481,449 shares

        (b)     Percent of Class:  6.4%

        (c) Number of Shares as to which such person has:

                   (i)  sole power to vote or to direct the vote:
                        481,449 shares

                  (ii)  shared power to vote or to direct the vote:
                        0 shares

                 (iii)  sole power to dispose or to direct the disposition of:
                        481,449 shares

                  (iv)  shared power to dispose or to direct the disposition of:
                        0 shares


Item 5

Ownership of Five Percent or Less of Class:
Not Applicable


Item 6

Ownership of More than Five Percent on Behalf of Another Person:
Not Applicable


Item 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the ParentHolding Company:
Not Applicable


Item 8

Identification and Classification of Members of the Group:
Not Applicable


Item 9

Notice of Dissolution of Group:
Not Applicable


Item 10

Certification:
Not Applicable

                                    SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 2, 1998
______________________
Date



/s/Peter R. Kramer
_____________________
Signature



Peter R. Kramer
_____________________
Name